EXHIBIT 99.1

August 2, 2004

NEWS RELEASE to Lexington Herald-LeaderBy
Doug Hutcherson, President & CEO

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter ended June 30, 2004.

Net income for the three months ended June 30, 2004 was $203,000, or $0.13 per share (on a diluted basis), compared to $202,000, or $0.14 per share, for the quarter ended June 30, 2003. Net income for the six month period ended June 30, 2004 was $404,000, or $0.26 per share, compared to $325,000, or $0.22 per share, for the six month period ended June 30, 2003.

Total assets at June 30, 2004 were $217.2 million, as compared to $226.8 million at March 31, 2004, a decrease of $9.6 million. The decline in total assets during the quarter is primarily attributable to lower balances in liquid federal funds sold balances, which have been used to reduce balances in high cost certificates of deposit. Total deposits at June 30, 2004 were $173.5 million, as compared to $181.3 million at March 31, 2004, a decrease of $7.8 million.

Earnings for the current quarter, as compared to the second quarter of 2003, were positively impacted by an increase in net interest income, resulting primarily from a decline in interest expense and a reduction in the provision for loan losses; and adversely impacted by a decline in noninterest income attributable primarily to declines on sales of securities and loans. Operating expenses declined by $165,000 from the same quarter of 2003.

CONSOLIDATED BALANCE SHEETS(unaudited)
      (in thousands, except per share data)

	6/30/04	12/31/03	6/30/03
Assets
Cash & Due From Banks	$5,506	$4,820	$13,112
Federal Funds Sold	1,570	25,193	7,227
Securities	42,041	38,624	37,606
Loans	159,551	161,519	166,674
Allowance For Loan Losses	(2,298)	(2,379)	(2,294)

Net Loans	157,253	159,140	164,380
Other Assets	10,838	10,481	10,600

Total Assets	$217,208	$238,258	$232,925

Liabilities & Shareholders' Equity
Deposits
Non-interest Bearing	$23,031	$24,581	$21,337
Savings, Money Market & NOW	41,689	41,391	40,861
Certificates of Deposit	108,763	124,668	130,619

Total Deposits	173,483	190,640	192,817
Repurchase Agreements	8,291	8,874	3,699
Other Borrowed Funds	14,389	17,512	16,303
Other Liabilities	1,154	1,120	789

Total Liabilities	197,317	218,146	213,608
Shareholders' Equity	19,891	20,112	19,317

Total Liabilities & Shareholders' Equity	$217,208	$238,258	$232,925

CONSOLIDATED INCOME STATEMENTS (unaudited)
      (in thousands, except per share data)

	Three Months Ended 6/30/04 6/30/03		Three Months Ended 6/30/04 6/30/03
Interest Income	$2,756	$2,890	$5,418	$5,868
Interest Expense	1,108	1,410	2,322	2,908

Net Interest Income	1,648	1,480	3,096	2,960
Loan Loss Provision	50	324	75	469

Net Interest Income After Provision	1,598	1,156	3,021	2,491
Other Income	396	961	911	1,432
Other Expenses	1,698	1,863	3,347	3,542
Provision for Federal Income Tax	93	52	181	56

Net Income (loss)	$203	$202	$404	$325

Earnings Per Share
Basic	$.13	$.14	$.26	$.22
Diluted	.13	.13	.26	.21

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.